                                                                    Exhibit 23.1



                       Consent of Independent Accountants




We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-80839) of our report dated January 21, 2000 relating to the financial statements of The Goldman Sachs Group, Inc. and Subsidiaries (the "firm"), which appears in the 1999 Annual Report to Shareholders and is incorporated by reference in this Annual Report on Form 10-K for the year ended November 26, 1999. We also consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-80839) of our reports dated January 21, 2000 relating to the Financial Statement Schedule and Selected Consolidated Financial Data which appear in this Annual Report on Form 10-K.






/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
February 11, 2000.